Exhibit 99.1

                  RAND CAPITAL ANNOUNCES THIRD QUARTER RESULTS

    BUFFALO, N.Y., Oct. 27 /PRNewswire-FirstCall/ -- Rand Capital Corporation (http://www.randcapital.com) (Nasdaq: RAND) announced that its net asset value for the quarter ended September 30, 2005 is $1.56 per share.

    Mr. Allen F. Grum, Rand's President stated; "During the recent quarters, ten of our portfolio companies have experienced an upturn in their business, and have achieved record sales across diverse industry segments. These include companies with consumer products such as Carolina Skiff LLC, (Waycross, GA) (http://www.carolinaskiff.com), and Topps Meat Company LLC, (Elizabeth, NJ) (http://www.toppsmeat.com); traditional machinery manufacturing companies such as New Monarch Machine Tool, Inc., (Cortland, NY) (http://www.monarchmt.com), aerospace machine manufacture such as Gemcor II, LLC, (West Seneca, NY) (http://www.gemcor.com); energy/natural gas related industry in Somerset Gas Transmission Company, LLC, (Buffalo, NY) (http://www.somersetgas.com); housing and construction related businesses through UStec, (Victor, NY) (http://www.ustecnet.com); Internet and broadband technology such as Synacor, Inc., (Buffalo, NY) (http://www.synacor.com), and high technology companies such as Innov-X Systems, Inc., (Woburn, MA) (http://www.innovxsys.com), Kionix, Inc., (Ithaca, NY) (http://www.kionix.com), and Ultra-Scan Corporation, (Amherst, NY) (http://www.ultra-scan.com)."

    Mr. Grum continued, "We are pleased with the performance of these companies, as the acceptance of their goods and services in the marketplace, as evidenced by sales, provides for a foundation, which could lead to higher portfolio equity values in the future."

    Rand also announced that it had participated in a financing round for Topps, Kionix and G-TEC Natural Gas Systems, (Buffalo, NY) (http://www.gas-tec.com) during the quarter. Topps used the funding to acquire J&B Foods Corporation and its wholly owned subsidiary, J&B Meats Corp. while Kionix and G-TEC used the proceeds for working capital.

    During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program. The Board of Directors has also reauthorized the repurchase of up to 5% of the Company's outstanding stock through purchases on the open market at any time, or from time to time, during the one-year period ending October 27, 2006, when, in the discretion of management, the price of the Company's stock does not appropriately reflect its net asset value.

    This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

    Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.